Exhibit 99.2
Under Armour: 2Q16 Earnings Call, July 26, 2016 (Chip Molloy)

Thanks, Kevin. I would now like to spend some time on reviewing our second quarter 2016 financial results followed by our updated outlook for the remainder of the year.

Our revenues for the second quarter of 2016 increased 28% to $1 billion. As we continue to navigate through the changing dynamics of the retail landscape, the consistent growth across our diverse product lines and channels delivered another quarter of strong results.

During the second quarter, our wholesale revenues grew 27% to $635 million. Our Direct-to-Consumer revenues grew 28% to $321 million, representing approximately 32% of total revenues for the quarter. During the quarter, licensing revenues grew 16% to $21 million and Connected Fitness revenues grew 73% to $23 million.

On the product category front, Apparel revenues increased 19% to $613 million compared to $515 million in the prior year's quarter led by many of the same factors as the first quarter as we continue to see new innovation platforms like Microthread gain momentum in key categories like running as well as continued growth in Men's Training, Women's Training and Golf.

Second quarter Footwear revenues increased 58% to $243 million from $154 million in the prior year's quarter. Our basketball category, led by The Curry Signature basketball line, posted another quarter of strong growth. Beyond basketball, we continue to make strong gains in our running and cleated products within our golf and team sports categories as we remain focused on providing premium pinnacle products for our customers in more styles and price points than ever before.

Our Accessories revenues during the second quarter increased 21% to $101 million from $83 million in the prior year's quarter, primarily driven by our new lines of bags and headwear.

On a regional basis, North American revenues in the second quarter increased 22% to $827 million compared to $681 million during the same period last year.

Within our direct-to-consumer channel, our North American store count at the end of the quarter included 160 company owned stores, comprised of 146 Factory House stores and 14 Brand House stores.

International revenues increased 68% to $150 million in the second quarter to reach 15% of total revenues. On a currency neutral basis, International revenues increased 72%. Within our international wholesale business, the store count at the end of the quarter included 239 partner stores.

Within our direct-to-consumer business, our company owned international store count at the end of the quarter included 52 stores, comprised of 26 Factory House stores and 26 Brand House stores.

Looking at our international regions:

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Starting with EMEA, we continue to grow our presence within key sporting goods accounts and expand our direct-to-consumer business with second quarter openings of new factory house doors in the UK, Germany and the Netherlands.

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In the Asia-Pacific region, we now have more than 230 stores, comprised of both owned and partner stores, as we look to continue to drive our premium positioning as the performance brand in the market.

•	And in Latin America, we remain focused on building and expanding our distribution.

Moving on to margins, second quarter gross margins decreased 70 basis points to 47.7% compared to 48.4% in the prior year's period. Sales mix negatively impacted the second quarter by approximately 130 basis points, primarily driven by the continued strength of our footwear and international growth. Partially offsetting this negative impact were continued favorable product margins, benefiting gross margin by approximately 50 basis points.

Selling, general and administrative expenses grew 32% to $458 million, which includes the previously announced impairment related to the Sports Authority liquidation, compared to $347 million during the second quarter of last year. In addition to the impairment, growth was predominantly driven by investments in our Direct-to-Consumer businesses, both retail and E-Commerce, and overall headcount to support our growth and strategic initiatives such as product creation, innovation and sport category management. Marketing expenses grew 20% for the quarter.

Operating income for the second quarter decreased 39% to $19 million compared with $32 million in the prior year period. This decrease was primarily driven by the $23 million impairment related to the Sports Authority liquidation.

Interest expense for the second quarter increased to approximately $6 million compared to $4 million in the prior year's period. Within other income and expense, we recorded a loss of $3 million versus a slight gain in the prior year period. This loss was primarily driven by foreign currency exchange rates. In addition, the company tax rate in the second quarter was 40.5% compared to 46.7% in the prior year, largely due to a one-time tax benefit related to our prior period acquisitions.

Our second quarter net income decreased 58% to $6 million compared to $15 million in the prior year period.

In the second quarter, we completed a $59 million one-time stock dividend to our Class C shareholders related to our shareholder litigation, which resulted in different earnings per share calculation for the quarter for our Class A and B stock as compared to our Class C stock. The dividend was allocated only to our Class C shareholders, resulting in a different numerator when calculating EPS for the Class C Stock. Our earnings release included a non-GAAP presentation of EPS backing out the impact of the dividend. This is a one-time event and will only cause a difference in earnings per share for the three classes of stock for this quarter and year end.

On the balance sheet, total cash and cash equivalents for the quarter was $121 million compared with $171 million at June 30, 2015. Inventory for the quarter increased 30% to $1.1 billion compared to $837 million at June 30, 2015. As we noted last quarter, we are beginning to anniversary the strategic inventory investments that we implemented in the second quarter of last year and expect the growth in inventory to remain relatively in line with sales throughout the remainder of the year. Total debt increased to $1.0 billion* as compared to $712 million at June 30, 2015. During the quarter we completed our first public bond offering of a $600 million in investment grade notes, which was well received in the market. The net proceeds were used to pay down outstanding revolver borrowings.

Looking at our cash flows, our investment in capital expenditures was $149 million for the second quarter compared to $93 million in the prior year's period. We continue to expect to spend between $450 and $475 million for the full year, including investments in our global offices around the world including our headquarters in Baltimore, our distribution centers, our SAP platform, and global Direct-to-Consumer.

Now moving onto our guidance for the remainder of 2016. Based on our current visibility, we continue to expect 2016 net revenues of approximately $4.925 billion, representing growth of 24%, and operating income in the range of approximately $440 million to $445 million, representing growth of 8% to 9%. Gross margins for the full year are expected to be down slightly compared to last year and based on our outlook of $4.925 billion in revenues, SG&A is still expected to grow approximately 28% as we remain focused on making the right investments today to drive our long-term global success.

Below the operating line, we expect interest expense to increase to approximately $32 million in 2016. In addition, we now expect a full year tax rate of approximately 36.5% and fully diluted weighted average shares outstanding of approximately 448 million.

For the third quarter, we expect revenues to grow approximately 20% as we begin to lap our strategies to better service our customers and as we navigate through the impact of the Sports Authority liquidation. In addition, we expect our gross margin percentage to decline slightly compared to the prior year. For the third quarter, we expect operating income in the range of $180 million to $185 million, representing 5% to 8% growth versus the prior year.

We would now like to open the call for your questions. Similar to our last earnings call, Dave Bergman, our SVP of Corporate Finance will be joining us this morning to provide additional assistance with your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible.

* The amount stated on the earnings call has been updated in this script to reflect a correction.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this script refers to certain “currency neutral” financial information, which is a non-GAAP financial measures.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management uses this information internally to assess sales performance and believes this information is useful both internally and to investors to facilitate a comparison of the Company's results of operations period-over-period.

This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Currency Neutral Net Revenue Growth Reconciliation

Quarter Ended June 30,
Total Net Revenue	2016
Net revenue growth - GAAP	28.4%
Foreign exchange impact	(0.7)%
Currency neutral net revenue growth - Non-GAAP	27.7%

North America
Net revenue growth - GAAP	21.8%
Foreign exchange impact	(0.3)%
Currency neutral net revenue growth - Non-GAAP	21.5%

International
Net revenue growth - GAAP	71.9%
Foreign exchange impact	(3.6)%
Currency neutral net revenue growth - Non-GAAP	68.3%